Exhibit 99.1

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
AND SUBSIDIARY

Consolidated Balance Sheet

December 31, 2003

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
Texas Eastern Products Pipeline Company, LLC:

We have audited the accompanying consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2003. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

April 28, 2004

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
AND SUBSIDIARY

Consolidated Balance Sheet

December 31, 2003

(In thousands)

2003
Assets
Current assets:
Income tax receivable	$414
Advances to Duke Energy Field Services, L.P.	109,040
Investment in TEPPCO Partners, L.P.	—
Total assets	$109,454
Liabilities and Member’s Equity
Excess of distributions received over equity in earnings of TEPPCO Partners, L.P.	$7,181
Deferred income taxes	1,809
Commitments and contingencies
Member’s equity:
Member’s equity	110,464
Note receivable, Duke Energy Field Services, L.P.	(10,000)
Total member’s equity	100,464
Total liabilities and member’s equity	$109,454

See accompanying notes to consolidated balance sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
AND SUBSIDIARY

Notes to Consolidated Balance Sheet

December 31, 2003

(1)                                 Basis of Presentation

The accompanying consolidated balance sheet as of December 31, 2003 includes the accounts of Texas Eastern Products Pipeline Company, LLC and its wholly owned subsidiary, TEPPCO Investments, LLC (collectively, the Company). The Company is the general partner of TEPPCO Partners, L.P. (the Partnership). The Company, as general partner, performs all management and operating functions required for the Partnership pursuant to the Agreement of Limited Partnership of TEPPCO Partners, L.P. (the Partnership Agreement). The Company is reimbursed by the Partnership for all reasonable direct and indirect expenses incurred in managing the Partnership. On March 7, 1990, in conjunction with the formation of the Partnership, the Company contributed cash and conveyed all assets and liabilities (other than certain intercompany and tax-related items) to the Partnership in return for a 1.0101% general partner interest in TE Products Pipeline Company, Limited Partnership and a 1% general partner interest in TEPPCO Partners, L.P.

On March 31, 2000, Texas Eastern Products Pipeline Company and TEPPCO Investments, Inc. were converted to limited liability companies, with a resulting name change for both companies to Texas Eastern Products Pipeline Company, LLC and TEPPCO Investments, LLC, respectively. Additionally, on March 31, 2000, Texas Eastern Products Pipeline Company, LLC (the LLC) distributed its ownership of a wholly owned subsidiary, TEPPCO Holdings, Inc. to Duke Energy Corporation (Duke Energy), the Company’s ultimate parent. The LLC also distributed to, and Duke Energy assumed, all assets and liabilities of the LLC, except those relating to the performance of its duties as general partner of TEPPCO Partners, L.P., TE Products Pipeline Company, Limited Partnership, and TCTM, L.P., and $10 million of the demand note receivable due from Duke Energy Field Services, L.P. (DEFS), a joint venture formed between Duke Energy and ConocoPhillips. Also on March 31, 2000, Duke Energy indirectly contributed its remaining investment in the LLC to DEFS.

On July 26, 2001, the Company restructured its general partner ownership of TE Products Pipeline Company, Limited Partnership and TCTM, L.P. (collectively, the Operating Partnerships) to cause them to be indirectly wholly owned by the Partnership. TEPPCO GP, Inc., a wholly owned subsidiary of the Partnership, succeeded the Company as general partner of the Operating Partnerships. All remaining partner interests in the Operating Partnerships not already owned by the Partnership were transferred to the Partnership. In exchange for this contribution, the Company’s interest as general partner of the Partnership was increased to 2%. The increased percentage is the economic equivalent of the aggregate interest the Company had prior to the restructuring through its combined interests in the Partnership and the Operating Partnerships. This reorganization was undertaken to simplify required financial reporting by the Operating Partnerships when guarantees of Partnership debt are issued by the Operating Partnerships.

(2)                                 Summary of Significant Accounting Policies

(a)                                 Principles of Consolidation

The balance sheet includes the Company’s accounts on a consolidated basis. Significant intercompany items have been eliminated in consolidation. The Company’s investment in the Partnership is accounted for using the equity method. As discussed in note 5, at December 31, 2003, the Company had a deficit balance in its investment account, which is reflected as an “excess of distributions received over equity in earnings of TEPPCO Partners, L.P.”

(b)                                 Cash and Cash Equivalents

Cash equivalents are defined as all highly marketable securities with a maturity of three months or less when purchased. The Company generally does not maintain cash balances. Cash transactions are generally settled through intercompany accounts (see note 3, Related Party Transactions).

(c)                                  Fair Value of Financial Instruments

Accounts receivable and accounts payable approximate fair value due to the short-term maturity of these financial instruments. The fair value of the Company’s note receivable is more fully described in note 4, Note Receivable.

(d)                                 Use of Estimates

The preparation of the consolidated balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

(e)                                  Income Taxes

The Company became a nontaxable entity for federal income tax purposes as of March 31, 2000 but remains a taxable entity for state income tax purposes.

The Company follows the asset and liability method of accounting for state income tax. Under this method, deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes, and such amounts as measured by tax laws and regulations. These deferred income taxes are measured by applying enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income.

(3)                                 Related Party Transactions

The Company generally does not maintain cash balances. Cash transactions are generally settled through intercompany accounts. Advances to Duke Energy Field Services, L.P. on the consolidated balance sheet at December 31, 2003 represent unpaid amounts charged to the Partnership related to business activities of the Partnership and cash advances to DEFS.

(4)                                 Note Receivable

As of December 31, 2003, the Company held a $10 million demand note receivable due from DEFS. Interest is payable quarterly. The rate on the note fluctuates quarterly based on the one-month LIBOR rate, plus 50 basis points, as of the last day of the preceding calendar quarter. Under the terms of the note, DEFS may prepay the note, in whole or in part, without premium or penalty. The Company believes that the amount included in the consolidated balance sheet for the note receivable materially represents fair value at December 31, 2003, as the underlying interest rate is based on market rates. The note receivable due from DEFS is classified as contra-equity on the consolidated balance sheet as of December 31, 2003.

(5)                                 Investment in TEPPCO Partners, L.P.

Financial information of the Partnership at December 31, 2003 is summarized below (in thousands):

Current assets	$452,818
Property, plant and equipment, net	1,619,163
Equity investments	365,286
Intangible assets	438,565
Other assets	65,160
$2,940,992
Current liabilities	$475,591
Long-term debt	1,339,650
Other liabilities and deferred credits	16,430
Partners’ capital	1,109,321
$2,940,992

As of December 31, 2003, the Company had a deficit balance of $7.2 million in its investment account in the Partnership. This negative balance does not represent an obligation of the Company to contribute cash or other property to the Partnership. The investment account consists of the Company’s cumulative share of the Partnership’s net income and cash distributions that were made and capital contributions that the Company has made to the Partnership. For the year ended December 31, 2003, the Company was allocated $34.8 million (representing 27.65%) of the Partnership’s net income and received $54.7 million in cash distributions.

Capital Accounts, as defined under the Partnership Agreement, are maintained for the Company and other limited partners in the Partnership. The Capital Account provisions of the Partnership Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under accounting principles generally accepted in the United States in the Partnership’s financial statements. Under the Partnership Agreement, the Company is only required to make additional capital contributions to the Partnership upon the issuance by the Partnership of any additional limited partner units and only if necessary to maintain a Capital Account balance equal to 1.999999% of the total Capital Accounts of all partners. At December 31, 2003, the Company’s Capital Account balance in the Partnership substantially exceeded this requirement.

Net income is allocated between the Company and the Partnership’s limited partners in the same proportion as aggregate cash distributions made to the Company and the limited partners during the period. This is generally consistent with the manner of allocating net income under the Partnership Agreement. Net income determined under the Partnership Agreement, however, incorporates principles established for U.S. federal income tax purposes and is not comparable to net income reflected under accounting principles generally accepted in the United States in the Partnership’s financial statements.

Cash distributions that the Partnership makes during a period may exceed the Partnership’s net income for the period. The Partnership makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by the Company in its sole discretion. Cash distributions in excess of net income allocations and capital contributions during the year ended December 31, 2003, resulted in a deficit in the Company’s investment account at December 31, 2003. Future cash distributions which exceed net income will result in an increase in the deficit balance in the Company’s investment account.

According to the Partnership Agreement, in the event of the Partnership’s dissolution, after satisfying its liabilities, the remaining assets would be divided among the limited partners and the Company generally in the same proportion as Available Cash but calculated on a cumulative basis over the life of the Partnership. After all allocations are made between the partners, if a deficit balance still remains in its equity account for the Company, the Company would not be required to make whole any such deficit.

(6)                                 Income Taxes

At December 31, 2003, income tax receivable was $0.4 million.

As of December 31, 2003, the difference between the financial statement carrying value and related tax basis of existing assets and liabilities, primarily the Company’s equity investment in the Partnership, resulted in a deferred tax liability for state income taxes of $1.8 million.

(7)                                 Commitments and Contingencies

In the fall of 1999 and on December 1, 2000, the Company and the Partnership were named as defendants in two separate lawsuits in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et. al. v. Texas Eastern Corporation, et. al. (including the Company and Partnership) and Gilbert Richards and Jean Richards v. Texas Eastern Corporation, et. al. (including the Company and Partnership). In both cases, the plaintiffs contend, among other things, that the Company and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil and water. They further contend that the release caused damages to the plaintiffs. In their complaints, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief and loss of consortium. The plaintiffs are seeking compensatory, punitive and treble damages. The Company has filed an answer to both complaints, denying the allegations, as well as various other motions. In April 2004, the court granted a partial motion for summary judgment in favor of the defendants dismissing two of the plaintiffs’ personal injury claims in their entirety. It is anticipated that the plaintiffs will appeal this ruling. These cases are not covered by insurance. Discovery is ongoing, and the Company is defending itself vigorously against the lawsuits. The plaintiffs have not stipulated the amount of damages that they are seeking in the suits. The Company cannot estimate the loss, if any, associated with these pending lawsuits. The Partnership would be responsible for the liability for any settlements and judgments associated with these lawsuits.

In May 2003, the Company was named as a defendant in a lawsuit styled John R. James, et al. v. J Graves Insulation Company, et al. as filed in the first Judicial District Court, Caddo Parish, Louisiana. There are numerous plaintiffs identified in the action that are alleged to have suffered damages as the result of alleged exposure to asbestos-containing products and materials. According to the petition and as a result of a preliminary investigation, the Company believes that the only claim asserted against it results from one individual for the period of July 1971 through June 1972, who is alleged to have worked at a facility owned by the Company’s predecessor. This period is a relatively minor period with respect to the total alleged exposure period for this individual from January 1964 through December 2001. The individual’s claims involve numerous employers and alleged job sites. Currently, the Company has been unable to confirm involvement by the Company or its predecessors with the alleged location, and it is currently uncertain whether this case is covered by insurance. Discovery is planned, and the Company intends to defend itself vigorously against this lawsuit. The plaintiffs have not stipulated the amount of damages that they are seeking in this suit. The Company cannot estimate the loss, if any, associated with this pending lawsuit. The Partnership would be responsible for the liability for any settlements and judgments associated with this lawsuit.

On December 16, 2003, Centennial Pipeline LLC, the Company, the Partnership and other Partnership subsidiaries were named as defendants in a lawsuit in the 128th District Court of Orange County, Texas, styled Elwood Karr et al. v. Centennial Pipeline, LLC et al. In this case, the plaintiffs contend that the pipeline leaked toxic substances on their property, causing them property damage. The Company has filed an answer to the plaintiffs’ petition, denying the allegations, and is defending itself vigorously against this lawsuit. This case is covered by insurance. The Partnership would be responsible for the liability for any settlements and judgments associated with this lawsuit. The Partnership has a 50% equity investment in Centennial Pipeline LLC.